Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” included in the Registration Statement (Form S-1 No. 333-191688) and related Prospectus of Celladon Corporation and to the incorporation by reference in this Registration Statement (Form S-1) filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of Celladon Corporation for the registration of 575,000 additional shares of its common stock, of our report dated September 6, 2013 (except for paragraph 5 of Note 9 as to which the date is October 28, 2013), with respect to the consolidated financial statements of Celladon Corporation included in its Registration Statement (Form S-1 No. 333-191688) and related Prospectus of Celladon Corporation, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

January 29, 2014